Exhibit 18.1

March 31, 2014

Board of Directors
Arotech Corporation
1229 Oak Valley Drive
Ann Arbor, Michigan 48108

Dear Directors:

As stated in Note 1 to the consolidated financial statements of Arotech Corporation (the Company) for the year ended December 31, 2013, the Company changed its timing of the annual goodwill impairment assessment from June 30 to December 31, and stated that the newly adopted accounting principle is preferable in the circumstances because it better aligns the timing of the Company’s budgeting process with this test, as the impairment test is dependent on the budgetary process, and allows the Company to more accurately complete its impairment testing process. In connection with our audit of the above-mentioned consolidated financial statements, we have evaluated the circumstances and the business judgment and planning which formulated your basis to make the change in accounting principle.

It should be understood that criteria have not been established by the Financial Accounting Standards Board for selecting from among the alternative accounting principles that exist in this area. Further, the American Institute of Certified Public Accountants has not established the standards by which an auditor can evaluate the preferability of one accounting principle among a series of alternatives. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our audit, we concur with management’s judgment that the newly adopted accounting principle described in Note 1 is preferable in the circumstances. In formulating this position, we are relying on management’s business planning and judgment, which we do not find to be unreasonable.

Very truly yours,

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.